Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Envoy Medical, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, $0.0001 par value per share	(1)	Other	7,200,000	$0.67	$4,824,000.00	0.0001381	$666.19

Total Offering Amounts:						$4,824,000.00		666.19
Total Fee Offsets:								0.00
Net Fee Due:								$666.19

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

Represents (i) up to 6,000,000 shares of Envoy Medical Inc.’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), reserved for issuance under the Envoy Medical, Inc. Amended and Restated 2023 Equity Incentive Plan, as amended, and (ii) up to 1,200,000 shares of Class A Common Stock reserved for issuance under the Envoy Medical, Inc. 2023 Employee Stock Purchase Plan, as amended.

Pursuant to Rules 457(c) and (h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $0.67, which is the average of the high and low prices of the Class A Common Stock on June 8, 2026 on the Nasdaq Capital Market.